UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 1, 2013

Salisbury Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Connecticut (State of other jurisdiction of incorporation)	000-24751 (Commission File Number)	06-1514263 (IRS Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut (Address of principal executive offices)	06039 (Zip Code)

Registrant’s telephone number, including area code: (860) 435-9801

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, Salisbury Bancorp, Inc. (the “Company”) announced the appointment of Donald E. White as Executive Vice President and Chief Financial Officer of the Company and its subsidiary, Salisbury Bank and Trust Company (the “Bank”) effective April 1, 2013. Mr. White, age 48, served as Managing Director of Sandler O’Neill + Partners, L.P., New York, NY, since January 2002. Prior to that time, Mr. White served as an officer of two other community-based depository institutions. He served as Chief Financial Officer of Middlesex Schools Federal Credit Union n/k/a Seasons Federal Credit Union, Middletown, CT from 1998 until December 2001, and served as Vice President of Finance of Eagle Bank, Bristol, CT from 1996-1998.

Richard J. Cantele, Jr., President and Chief Executive Officer of the Company and the Bank, had been serving as Interim Chief Financial Officer and Interim Chief Accounting Officer of the Company and the Bank since March 1, 2013 until the appointment of Mr. White as Chief Financial Officer. Mr. Cantele continues to serve as President and Chief Executive Officer of the Company and the Bank.

The Bank entered into a one year Change in Control Agreement with Mr. White (the “Agreement”) on April 1, 2013 which will automatically renew for additional one-year terms, unless either party elects not to renew the Agreement by providing notice of non-renewal to the other party at least thirty (30) days prior to the renewal date. In the event the Company or the Bank at any time during the term of the Agreement effects a transaction which would be a Change in Control (as defined in the Agreement) then the Agreement shall be automatically extended for twelve (12) months following the date a Change in Control occurs.

Pursuant to the Agreement, Mr. White is eligible to receive benefits subject to certain conditions set forth in the Agreement in the event that Mr. White is involuntarily terminated on or after a Change in Control for reasons other than Cause (as defined in the Agreement) (or due to his death or disability), or is voluntarily terminated for Good Reason (as defined in the Agreement) on or after a Change in Control. Such Change in Control benefits include a lump sum cash payment equal to one and one-half times Mr. White’s annual base salary in effect on his date of termination, or if greater, his average annual base salary rate for the twelve (12) months immediately prior to his termination date. In addition, Mr. White would be entitled to the continuation of current Bank provided dental, medical and life insurance coverage and other benefits as set forth in the Agreement for eighteen (18) months. In no event will any compensation payable under the Agreement constitute an “excess parachute payment” under Section 280G or violate Section 409A of the Internal Revenue Code.

Payment of Change in Control benefits under the Agreement are conditioned upon Mr. White’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of eighteen (18) months following his termination of employment. Notwithstanding any provision in the Agreement, Mr. White will serve as an employee-at-will.

Section 8 - Other Events

Item 8.01

Other Events

On April 1, 2013, the Company issued a press release related to the appointment of Donald E. White as Executive Vice President and Chief Financial Officer of the Company and its subsidiary, Salisbury Bank and Trust Company. A copy of such press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated April 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Salisbury Bancorp, Inc.

Date: April 2, 2013	By:	/s/ Richard J. Cantele, Jr.